Exhibit 10.4

EXECUTIVE OFFICER AGREEMENT

This Executive Officer Agreement (the “Agreement”) is made and entered into as of                     , 20    , by and between Conor Medsystems, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company’s Board of Directors has determined that it would be in the best interests of the Company and its stockholders to provide for the acceleration of vesting of the Executive’s Stock Options (as defined below) in the event the Executive’s employment is terminated in connection with a Change of Control (as defined below) of the Company in order to align further the interests of the Executive with those of the stockholders of the Company as set forth below; and

WHEREAS, the Company desires to provide for the exercise of Executive’s Stock Options (as defined below) as to any part or all of the shares of capital stock of the Company subject to such Stock Options prior to the full vesting of such Stock Options, subject to the Company’s right to repurchase unvested shares upon the termination of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company, the Company and the Executive hereby agree as follows:

1. DEFINITIONS. The following terms in this Agreement shall have the meanings set forth below:

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Change of Control” shall mean (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than 50% of the total voting power represented by the voting securities of the surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving on the Board immediately prior to such transaction fail to constitute a majority of the board of directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.3 “Cause” shall mean (i) the Executive’s material failure to perform his assigned duties or responsibilities as a Service Provider (other than a material failure resulting from the Executive’s disability) after notice thereof from the Company describing the Executive’s failure to perform such duties or responsibilities and failure of the Executive to cure such failure within thirty (30) days of such notice; (ii) the Executive’s refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Executive reports, which refusal or failure is not cured within thirty (30) days following delivery of a written notice of such conduct to the Executive; (iii) the Executive engaging in any act of dishonesty, fraud or misrepresentation, which results or is intended to result in material harm to the Company’s business; (iv) the Executive’s violation of any federal or state law or regulation applicable to the Company’s business; (v) the Executive’s breach of any confidentiality agreement, invention assignment agreement or any other contract or agreement between the Executive and the Company; or (vi) the Executive’s conviction of, or plea of nolo contendere to, any felony involving fraud, dishonesty or moral turpitude.

1.4 “Constructive Termination” shall mean:

(a) without the Executive’s express written consent, a material reduction in the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to the effective date of the Change of Control; provided, however, that a change in the Executive’s title or reporting relationships shall not in and of itself constitute a Constructive Termination;

(b) a material reduction by the Company in the Executive’s annual base salary, as in effect on the effective date of the Change of Control or as increased thereafter; provided, however, that Constructive Termination shall not be deemed to have occurred in the event of a reduction in the Executive’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the executive officers, if applicable, or employees of the Company and that does not adversely affect the Executive to a greater extent than other similarly situated employees; or

(c) a relocation of the Executive’s business office to a location more than fifty (50) miles from the location at which the Executive performed the Executive’s duties as of the effective date of the Change of Control, except for required travel by the Executive with respect to the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the effective date of the Change of Control.

1.5 “Service Provider” shall have the meaning ascribed to it in the Company’s 1999 Stock Plan which is incorporated herein by this reference.

1.6 “Stock Options” shall mean any and all options granted to the Executive by the Company to acquire capital stock of the Company, whether granted prior to or after the date of this Agreement (other than any options granted to the Executive which expressly provide that the terms and conditions of this Agreement shall not apply to such options).

2. CHANGE OF CONTROL.

2.1 In the event of a Change of Control of the Company and as of, or within thirteen (13) months after the effective date of such Change of Control, the Executive is either terminated without Cause or Constructively Terminated, then all of the then remaining unvested shares of the capital stock of the Company subject to the Executive’s Stock Options shall be deemed immediately vested and exercisable.

2.2 If any payment or benefit the Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Options; reduction of employee benefits. In the event that acceleration of vesting of Stock Options compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s Stock Options (i.e., earliest granted Stock Options cancelled last) unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

2.3 The Executive acknowledges and agrees that any provisions of that certain letter agreement regarding the Executive’s employment with the Company, dated                      (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A, providing for or relating to vesting acceleration upon a Change of Control (as defined herein and therein) are hereby expressly superseded in their entirety and shall have no further force or effect.

3. EARLY EXERCISE.

3.1 At the Executive’s election, Executive’s Stock Options may be exercised in whole or in part at any time as to shares of the Company’s capital stock subject thereto which have not yet vested (“Early Exercise”), subject to the Company’s right to repurchase unvested shares upon termination of the Executive’s employment with the Company as provided in the Restricted Stock Purchase Agreement, the form of which is attached hereto as Exhibit B (the “Restricted Stock Purchase Agreement”).

3.2 As a condition to such Early Exercise, the Executive shall execute the Restricted Stock Purchase Agreement and shall agree to be bound by all of the terms and conditions thereof.

4. GENERAL PROVISIONS.

4.1 No Additional Rights. This Agreement and the provisions herein shall not be construed to be a grant to or modification of any right of the Executive to continued employment with the Company or its successor. Such right, if any, shall be governed by the Employment Agreement or any other employment agreements between the Executive and the Company. In particular, a termination without Cause, as defined herein, shall not be deemed to be inclusive of all acts or omissions which the Company (or any affiliate of the Company) may consider as grounds for the Executive’s dismissal or discharge.

4.2 At Will Employment. Nothing in the Agreement alters the Executive’s at-will employment status. Either the Executive or the Company may terminate the Executive’s employment relationship at any time for any reason whatsoever, with or without cause or advance notice. In particular, nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change of Control.

4.3 Successors and Binding Agreement.

(a) This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether or not through a Change of Control (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement).

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

4.4 Amendments. No provision of the Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by the Company.

4.5 Severability. If any provision of the Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

4.6 Notices. Any notice or other communication required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To the Company:	To the Executive:

Conor Medsystems, Inc.
1360 Willow Road
2nd Floor
Menlo Park, CA 94025

4.7 Governing Law. The Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

4.8 Inconsistencies. The terms of the Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties, whether by employment agreement or otherwise.

4.9 Independent Counsel. The Executive acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company and that Cooley Godward LLP does not represent, and is not acting on behalf of, the Executive. The Executive has been provided with an opportunity to consult with the Executive’s own counsel with respect to this Agreement. The Executive understands that the Company does not make any representation or warranty as to the tax treatment of the Executive’s Stock Options.

4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Executive Officer Agreement as of the date first written above.

CONOR MEDSYSTEMS, INC.	EXECUTIVE

By:	Signature:
Name:	Print Name:
Title:

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

CONOR MEDSYSTEMS, INC.

1999 Stock Plan

RESTRICTED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made between                              (the “Purchaser”) and Conor Medsystems, Inc. (the “Company”) as of                             ,             .

RECITALS

(1) Pursuant to the exercise of the stock option granted to Purchaser under the Company’s 1999 Stock Plan (the “Plan”) and pursuant to the Stock Option Agreement (the “Option Agreement”) dated                      by and between the Company and Purchaser with respect to such grant, which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase                      of those shares which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”). The Unvested Shares and the shares subject to the Option Agreement which have become vested are sometimes collectively referred to herein as the “Shares”.

(2) As required by the Option Agreement, as a condition to Purchaser’s election to exercise the option, Purchaser must execute this Restricted Stock Purchase Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

1. Repurchase Option.

(a) If Purchaser’s status as a Service Provider is terminated for any reason, including for cause, death, and Disability, the Company shall have the right and option to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the lower of (a) the price paid by the Purchaser for such Shares or (b) the Fair Market Value (as defined in the Plan) of the Shares on the date of repurchase (the “Repurchase Option”).

(b) Upon the occurrence of a termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his transferee or legal representative, as the case may be) a notice in writing indicating the Company’s intention to exercise the Repurchase Option and setting forth a date for closing not later than ninety (90) days from the Purchaser’s termination date. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and the Company shall deliver the purchase price therefor.

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(c) If the Company does not exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

(d) The Repurchase Option shall terminate in accordance with the Vesting Schedule in Optionee’s Option Agreement.

2. Transferability of the Shares; Escrow.

(a) Purchaser hereby authorizes and directs the secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b) To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the secretary, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the secretary of the Company, or such other person designated by the Company, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit C-2. The Unvested Shares and stock assignment shall be held by the secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit C-3 hereto, until the Company exercises its purchase right as provided in Section 1, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the escrow agent’s possession belonging to the Purchaser, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

3. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

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4. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

6. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

7. Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Section 83(b) Election. Purchaser hereby acknowledges that he or she has been informed that, with respect to the exercise of an Option for unvested Shares, an election may be filed by the Purchaser with the Internal Revenue Service, within 30 days of the purchase of the Shares, electing pursuant to 83(b) of the Code to be taxed currently on any difference between the purchase price of the Shares and their Fair Market Value on the date of purchase. In the case of a Nonstatutory Stock Option, this will result in a recognition of taxable income to the Purchaser on the date of exercise, measured by the excess, if any, of the fair market value of the Shares, at the time the Option is exercised over the purchase price for the Shares. Absent such an election, taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. In the case of an Incentive Stock Option, such an election will result in a recognition of income to the Purchaser for alternative minimum tax purposes on the date of exercise, measured by the excess, if any, of the fair market value of the Shares, at the time the option is exercised, over the purchase price for the Shares. Absent such an election, alternative minimum taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. Purchaser is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit C-4 for reference.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

9. Representations. Purchaser has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

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10. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

Purchaser represents that he has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

PURCHASER:	CONOR MEDSYSTEMS, INC.

Signature	By

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Street Address
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[Restricted Stock Purchase Agreement Signature Page]

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